ANGI REPORTS Q3 2026

DENVER — November 3, 2026 — Angi Inc. (NASDAQ: ANGI) released its third quarter results today on the Investor Relations section of Angi Inc.’s website at ir.angi.com.

“Angi has one of the most recognized brands in home services, a large network of Pros and an enormous market opportunity,” said Mike Steib, Chief Executive Officer of Angi. “My first 45 days have reinforced my conviction in the potential of this business. We're building on the work already underway to simplify how we operate, move faster and develop better products using technology and AI. I see significant opportunities to improve profitability and cash flow in the near term while building a stronger company positioned for long-term growth.”

ANGI INC. SUMMARY RESULTS
($ in millions except per share amounts)
	Q3 2026	Q3 2025	% Change

Revenue	$242.0	$265.6	(9)%
Operating income	15.5	21.8	(29)%
Net earnings	1.3	10.6	(87)%
Diluted earnings per share	$0.03	$0.23	(87)%
Adjusted EBITDA	42.2	39.7	6%

See reconciliations of GAAP to non-GAAP measures beginning on page 10.
Q3 2026 PERFORMANCE AND UPDATES

•Revenue decreased (9)% year-over-year, an improvement from (11)% in Q2 2026, as higher monetization partially offset lower Lead volume. International Revenue decreased by (5)% year-over-year due primarily to a decrease in the number of active Pros as well as unfavorable foreign currency exchange rate movements.

•Revenue per Lead increased 10% year-over-year in Q3 2026, and average monthly revenue per active Pro increased 6% year-over-year, as the Pro mix continued to shift away from heavily discounted legacy advertising product toward Large Pros, where revenue grew over 20%.

•Operating income was $15.5 million, down from $21.8 million in Q3 2025. The decrease reflects the decline in revenue and higher depreciation, including accelerated depreciation on capitalized software related to the planned retirement of our legacy technology platform, which more than offset lower fixed expense, including reduced product development costs following the Q1 2026 reorganization, and lower variable expense. Year-to-date operating loss was $(227.7) million, reflecting non-cash goodwill and intangible asset impairments of $235.2 million recorded in Q2 2026.

•Adjusted EBITDA was $42.2 million, up from $39.7 million in Q3 2025. The increase reflects lower fixed expense, including reduced product development costs following the Q1 2026 reorganization, and lower variable expense, which more than offset the decline in revenue. Year-to-date Adjusted EBITDA was $93.3 million.

•On November 3, 2026, we announced a reduction of our global workforce by approximately 300 roles, mostly in middle management and support functions, to increase focus and organizational velocity. The Company expects these actions to generate approximately between $50.0 million and $60.0 million of annual run-rate savings in operating expenses and capital expenditures, some of which may be re-invested. The Company expects to incur approximately $18.0 million to $30.0 million of restructuring charges, primarily in the fourth quarter of 2026 and the first half of 2027.
•For the three months ended September 30, 2026, the Company recorded an income tax provision of $11.7 million. The effective income tax rate was higher than the U.S. federal statutory rate of 21% primarily due to the effect of cross-border tax law and non-deductible share-based compensation, partially offset by research and development tax credits.

OPERATING METRICS
Definitions of our key metrics are on page 14. For further detail, please refer to the "Angi Q3 2026 Metrics Supplement" document available at https://ir.angi.com/quarterly-earnings.

U.S. QUARTERLY PRO METRICS
(in thousands, rounding differences may occur)
	Q3 2026	Q3 2025	% Change

Acquired Pros	23	22	4%
Average Monthly Active Pros	101	118	(14)%
Average Monthly Churn	(6.7)%	(5.9)%	(12)%

U.S. PROPRIETARY AND NETWORK CHANNEL METRICS
(in thousands, rounding differences may occur)
	Q3 2026	Q3 2025	% Change

Service Requests
Proprietary	3,806	3,791	—%
Network	238	353	(33)%
Total	4,044	4,144	(2)%

Leads
Proprietary	4,147	4,946	(16)%
Network	338	495	(32)%
Total	4,485	5,441	(18)%

Proprietary Revenue	$195,186	$212,017	(8)%
Network Revenue	$15,921	$21,230	(25)%

LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2026:

•Angi Inc. had 40.9 million shares of Class A and no shares of Class B common stock outstanding,

•Angi Inc. had $202.5 million in cash and cash equivalents,

•ANGI Group, LLC (a subsidiary of Angi Inc.) had $398.7 million (net of unamortized debt issuance costs) of 3.875% Senior Notes due August 15, 2028, and

•ANGI Group, LLC (a subsidiary of Angi Inc.) had $175.0 million available under its senior secured revolving facility, including a letter of credit sublimit of up to $25.0 million, that matures on November 6, 2030.

CONFERENCE CALL

Angi Inc. will host a conference call to answer questions regarding its third quarter results on Wednesday, November 4, 2026, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Angi Inc.’s businesses. The conference call will be accessible to the public at ir.angi.com and a recording of the webcast will be made available at that location.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg. Exercise	As of
	Shares	Price	10/30/26	Dilution At:

Share Price			$5.99	$6.00	$7.00	$8.00	$9.00

Absolute Shares as of 10/30/26	41.0		41.0	41.0	41.0	41.0	41.0

Options	1.0	$18.29	0.0	0.0	0.0	0.0	0.0
RSUs and MSUs	3.5		0.9	0.9	0.9	0.9	0.9
Total Dilution			0.9	0.9	0.9	0.9	0.9
% Dilution			2.2%	2.2%	2.2%	2.2%	2.2%
Total Diluted Shares Outstanding			41.9	41.9	41.9	41.9	41.9

The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on October 30, 2026, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $16.0 million, assuming a stock price of $5.99 and a 50% withholding rate.

Angi Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands, except per share data)
Revenue	$242,018	$265,633	$728,171	$789,767
Cost of revenue (exclusive of depreciation shown separately below)	10,653	12,460	32,015	38,617
Gross profit	231,365	253,173	696,156	751,150
Operating costs and expenses:
Selling and marketing expense	127,027	129,314	409,216	387,308
General and administrative expense	62,030	69,410	179,846	200,810
Product development expense	9,254	20,749	30,595	71,430
Depreciation	16,851	11,918	52,584	32,144
Restructuring	727	—	16,424	—
Goodwill impairment	—	—	225,628	—
Impairment of intangibles	—	—	9,600	—
Total operating costs and expenses	215,889	231,391	923,893	691,692
Operating income (loss)	15,476	21,782	(227,737)	59,458
Interest expense	(4,298)	(5,069)	(14,435)	(15,164)
Other income, net	1,897	4,090	13,967	13,737
Earnings (loss) before income taxes	13,075	20,803	(228,205)	58,031
Income tax provision	(11,737)	(10,198)	(10,102)	(21,423)
Net earnings (loss) attributable to Angi Inc. shareholders	$1,338	$10,605	$(238,307)	$36,608

Per share information attributable to Angi Inc. shareholders:
Basic earnings (loss) per share	$0.03	$0.24	$(5.90)	$0.78
Diluted earnings (loss) per share	$0.03	$0.23	$(5.90)	$0.77

Stock-based compensation expense by function:
Selling and marketing expense	$832	$748	$1,846	$2,192
General and administrative expense	7,657	3,983	13,827	773
Product development expense	645	1,251	1,169	5,784
Total stock-based compensation expense	$9,134	$5,982	$16,842	$8,749

Angi Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30, 2026	December 31, 2025
	(In thousands)
ASSETS
Cash and cash equivalents	$202,503	$303,701
Accounts receivable, net	34,052	33,054
Other current assets	24,553	29,627
Total current assets	261,108	366,382

Capitalized software, leasehold improvements and equipment, net	95,163	99,101
Goodwill	662,382	890,066
Intangible assets, net	157,136	167,142
Deferred income taxes	122,794	126,229
Other non-current assets, net	23,380	31,448
TOTAL ASSETS	$1,321,963	$1,680,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$39,730	$34,031
Deferred revenue	23,828	22,096
Accrued expenses and other current liabilities	137,412	166,311
Total current liabilities	200,970	222,438

Long-term debt, net	398,650	497,667
Deferred income taxes	1,194	1,498
Other long-term liabilities	23,024	31,399

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Class A common stock	538	538
Class B convertible common stock	—	—
Class C common stock	—	—
Additional paid-in capital	1,438,884	1,427,693
Accumulated deficit	(389,187)	(150,880)
Accumulated other comprehensive income	3,813	5,938
Treasury stock	(355,923)	(355,923)
Total shareholders’ equity	698,125	927,366
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,321,963	$1,680,368

Angi Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2026	2025
	(In thousands)
Cash flows from operating activities:
Net (loss) earnings	$(238,307)	$36,608
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	52,584	32,144
Provision for credit losses	30,134	37,273
Stock-based compensation expense	16,842	8,749
Non-cash lease expense (including impairment of right-of-use assets)	5,699	5,495
Deferred income taxes	2,364	16,894
Gain on extinguishment of debt	(8,381)	—
Goodwill impairment	225,628	—
Impairment of intangibles	9,600	—
Other adjustments, net	943	(1,255)
Changes in assets and liabilities:
Accounts receivable	(31,438)	(37,863)
Other assets	2,965	14,472
Accounts payable and other liabilities	(22,486)	(13,865)
Income taxes payable and receivable	1,815	(1,727)
Operating lease liabilities	(11,871)	(9,745)
Deferred revenue	1,761	(12,191)
Net cash provided by operating activities	37,852	74,989

Cash flows from investing activities:
Capital expenditures	(44,829)	(40,872)
Proceeds from sales of fixed assets	75	75
Net cash used in investing activities	(44,754)	(40,797)

Cash flows from financing activities:
Repurchases of debt	(91,195)	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(2,394)	(6,907)
Purchases of treasury stock	—	(102,657)
Net cash used in financing activities	(93,589)	(109,564)

Total cash used	(100,491)	(75,372)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(707)	(484)
Net decrease in cash and cash equivalents and restricted cash	(101,198)	(75,856)
Cash and cash equivalents and restricted cash at beginning of period	303,701	416,545
Cash and cash equivalents and restricted cash at end of period	$202,503	$340,689

Significant Expenses
The following tables present the significant expenses included in the Company’s segment reporting performance measure, Segment Adjusted EBITDA, that are regularly provided to the Chief Operating Decision Maker (CODM):

	Three Months Ended September 30,
	2026	2025	2026	2025
	(In thousands)		(As a percentage of revenue)
U.S.
Cost of revenue	$9,121	$11,270	4%	5%
Consumer marketing expense	85,783	84,869	41%	36%
Variable expense	17,923	26,979	8%	12%
Pro acquisition expense	30,410	34,068	14%	15%
Fixed expense	36,029	45,006	17%	19%
Total U.S. expenses	$179,266	$202,192	85%	87%
International
Cost of revenue	$1,532	$1,190	5%	4%
Consumer marketing expense	3,725	4,084	12%	13%
Variable expense	5,037	5,117	16%	16%
Pro acquisition expense	3,779	2,312	12%	7%
Fixed expense	6,491	11,249	21%	35%
Total International expenses	$20,564	$23,952	67%	74%
Consolidated
Cost of revenue	$10,653	$12,460	4%	5%
Consumer marketing expense	89,508	88,953	37%	33%
Variable expense	22,960	32,096	9%	12%
Pro acquisition expense	34,189	36,380	14%	14%
Fixed expense	42,520	56,255	18%	21%
Total expenses	$199,830	$226,144	83%	85%

Pro acquisition expense for the three months ended September 30, 2026 excludes $2.1 million of commissions capitalized in the same period and includes $2.7 million of amortization of capitalized commissions from prior periods. Pro acquisition expense for the three months ended September 30, 2025 excludes $1.9 million of commissions capitalized in the same period and includes $6.5 million of amortization of capitalized commissions from prior periods.

	Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands)		(As a percentage of revenue)
U.S.
Cost of revenue	$27,462	$35,619	4%	5%
Consumer marketing expense	273,636	242,999	44%	35%
Variable expense	60,248	81,507	10%	12%
Pro acquisition expense	92,740	108,243	15%	16%
Fixed expense	106,460	142,761	17%	21%
Total U.S. expenses	$560,546	$611,129	89%	88%
International
Cost of revenue	$4,553	$2,998	5%	3%
Consumer marketing expense	20,084	13,771	20%	14%
Variable expense	15,797	16,496	16%	17%
Pro acquisition expense	13,509	10,429	14%	11%
Fixed expense	20,341	34,786	21%	35%
Total International expenses	$74,284	$78,480	75%	80%
Consolidated
Cost of revenue	$32,015	$38,617	4%	5%
Consumer marketing expense	293,720	256,770	40%	33%
Variable expense	76,045	98,003	10%	12%
Pro acquisition expense	106,249	118,672	15%	15%
Fixed expense	126,801	177,547	17%	22%
Total expenses	$634,830	$689,609	87%	87%

Pro acquisition expense for the nine months ended September 30, 2026 excludes $7.1 million of commissions capitalized in the same period and includes $9.0 million of amortization of capitalized commissions from prior periods. Pro acquisition expense for the nine months ended September 30, 2025 excludes $7.7 million of commissions capitalized in the same period and includes $23.3 million of amortization of capitalized commissions from prior periods.

Revenue by Segment

($ in millions; rounding differences may occur)	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
U.S.	$211.1	$233.2	(9)%	$629.0	$691.3	(9)%
International	30.9	32.4	(5)%	99.2	98.4	1%
Total Revenue	$242.0	$265.6	(9)%	$728.2	$789.8	(8)%

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES AND SIGNIFICANT EXPENSES
($ in millions; rounding differences may occur)

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA

	Three Months Ended September 30, 2026
	Operating Income	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$7.1	$7.8	$16.1	$0.9	$—	$—	$31.8
International	8.4	1.3	0.8	(0.1)	—	—	10.3
Total	$15.5	$9.1	$16.9	$0.7	$—	$—	$42.2
Interest expense	(4.3)
Other income, net	1.9
Earnings before income taxes	13.1
Income tax provision	(11.7)
Net earnings attributable to Angi Inc. shareholders	$1.3

	Three Months Ended September 30, 2025
	Operating Income	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$13.8	$5.4	$11.9	$—	$—	$—	$31.1
International	8.0	0.6	—	—	—	—	8.6
Total	$21.8	$6.0	$11.9	$—	$—	$—	$39.7
Interest expense	(5.1)
Other income, net	4.1
Earnings before income taxes	20.8
Income tax provision	(10.2)
Net earnings attributable to Angi Inc. shareholders	$10.6

	Nine Months Ended September 30, 2026
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$(243.2)	$14.3	$50.5	$11.6	$225.6	$9.6	$68.4
International	15.4	2.6	2.1	4.8	—	—	24.9
Total	$(227.7)	$16.8	$52.6	$16.4	$225.6	$9.6	$93.3
Interest expense	(14.4)
Other income, net	14.0
Loss before income taxes	(228.2)
Income tax provision	(10.1)
Net loss attributable to Angi Inc. shareholders	$(238.3)

	Nine Months Ended September 30, 2025
	Operating Income	Stock-Based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Adjusted EBITDA
U.S.	$40.4	$7.9	$32.0	$—	$—	$—	$80.2
International	19.0	1.0	0.1	—	—	—	20.2
Total	$59.4	$8.9	$32.1	$—	$—	$—	$100.3
Interest expense	(15.2)
Other income, net	13.7
Earnings before income taxes	58.0
Income tax provision	(21.4)
Net earnings attributable to Angi Inc. shareholders	$36.6
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions; rounding differences may occur)	2026	2025	2026	2025
Net cash provided by operating activities	$28.5	$21.0	$37.9	$75.0
Capital expenditures	(14.1)	(16.0)	(44.8)	(40.9)
Free Cash Flow	$14.4	$4.9	$(7.0)	$34.1

RECONCILIATION OF TOTAL OPERATING COSTS AND EXPENSES TO SIGNIFICANT EXPENSES

	Three Months Ended September 30, 2026
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$194.9	$(7.8)	$(16.1)	$(0.9)	$–	$–	$170.1
International	21.0	(1.3)	(0.8)	0.1	–	–	19.0
Total	$215.9	$(9.1)	$(16.9)	$(0.7)	$–	$–	$189.2

	Three Months Ended September 30, 2025
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$208.2	$(5.4)	$(11.9)	$–	$–	$–	$190.9
International	23.2	(0.6)	–	–	–	–	22.6
Total	$231.4	$(6.0)	$(11.9)	$–	$–	$–	$213.5

	Nine Months Ended September 30, 2026
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$844.7	$(14.3)	$(50.5)	$(11.6)	$(225.6)	$(9.6)	$533.1
International	79.2	(2.6)	(2.1)	(4.8)	–	–	69.7
Total	$923.9	$(16.8)	$(52.6)	$(16.4)	$(225.6)	$(9.6)	$602.8

	Nine Months Ended September 30, 2025
	Total Operating Costs and Expenses	Stock-based Compensation Expense	Depreciation	Restructuring	Goodwill Impairment	Impairment of Intangibles	Total Significant Expenses (Excluding Cost of Revenue)
U.S.	$615.3	$(7.8)	$(32.0)	$–	$–	$–	$575.5
International	76.4	(1.0)	(0.1)	–	–	–	75.3
Total	$691.7	$(8.8)	$(32.1)	$–	$–	$–	$650.8

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered its primary segment measure of profitability and is one of the metrics, along with Free Cash Flow, by which the Company evaluates the performance of its businesses, and on which its internal budgets are based, and may also impact management compensation. The Company believes that investors should have access to, and the Company is obligated to provide, the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. The Company encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; and (4) restructuring. The Company believes this measure is useful for analysts and investors as this measure allows a more meaningful comparison between its performance and that of its competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. The Company believes Free Cash Flow is useful to analysts and investors because it represents the cash that the Company's operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, the Company thinks it is important to evaluate Free Cash Flow along with its consolidated statement of cash flows.

Definitions of Significant Expenses

Consumer Marketing Expense includes (i) advertising expenditures to promote the brand to consumers with (a) online marketing, including fees paid to search engines and other online marketing platforms, partners who direct traffic to our brands, and app platforms, and (b) offline marketing, which is primarily television, streaming and radio advertising, (ii) compensation expense, excluding stock-based compensation, and other employee-related costs for consumer marketing personnel and (iii) outsourced personnel costs.

Pro Acquisition Expense includes (i) advertising expenditures to promote the brand to Pros with (a) online marketing, including fees paid to search engines and other online marketing platforms, partners who direct traffic to the brands within the Angi Inc. segments, and app platforms, and (b) offline marketing, which is primarily television, streaming and radio advertising and (ii) compensation expense, excluding stock-based compensation, and other employee-related costs for pro acquisition sales and marketing personnel.

Fixed Expense includes (i) compensation expense, excluding stock-based compensation, and other employee-related costs for personnel engaged in (a) the design, development, testing, and enhancement of product offerings and related technology and (b) executive management, finance, legal, tax, marketing and human resources functions, (ii) software license and maintenance costs, (iii) rent expense and facilities costs (including impairments of ROU assets), (iv) fees for professional services and (v) outsourced personnel costs for personnel engaged in product development.

Variable Expense includes (i) compensation expense, excluding stock-based compensation, and other employee-related costs for personnel engaged in customer service functions, (ii) provision for credit losses, (iii) outsourced personnel costs for personnel engaged in assisting in customer service functions and (iv) service guarantee expense.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights ("SARs"), restricted stock units ("RSUs"), stock options and performance-based RSUs, and market-based awards. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method, to the extent dilutive. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 4 for a summary of our dilutive securities as of October 30, 2026, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements, and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as professional relationships, technology, and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Restructuring consists of costs associated with a formal restructuring plan that are primarily related to workforce reductions. The Company excludes these expenses because they are not reflective of ordinary course ongoing business and operating results.

Metric Definitions

Service Requests – requests for connections with Pros in the period, which include pre-priced offerings and indications of interest expressed on a Pro profile.

Leads – connections between consumers and Pros resulting from a Service Request in the period, including the completion of a job related to a pre-priced offering; a single Service Request can result in multiple Leads.

Proprietary – refers to sources of Service Requests in which consumers go through an Angi proprietary user experience or a retail partner experience.

Network – refers to sources of Service Requests in which consumers are presented with Angi Pros through a third party website experience.

U.S. Revenue – comprised of revenue generated within the U.S. segment, including Lead revenue for consumer matches, revenue from Pros under contract for advertising, membership subscription revenue from Pros and consumers, and revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company connects them with a Pro to perform the service.

International Revenue – comprised of revenue generated within the International segment (consisting of businesses in Europe and Canada), including Lead revenue for consumer matches and membership subscription revenue from Pros.

Proprietary Revenue – the portion of U.S. Revenue allocated to Proprietary channels, calculated based on the proportionate share of Leads originating from Proprietary channels in the period.

Network Revenue – the portion of U.S. Revenue allocated to Network channels, calculated based on the proportionate share of Leads originating from Network channels in the period.

Large Pro Revenue – an estimate of the portion of U.S. Revenue generated from Pros classified within the Company’s account-management structure as large Pros. The Large Pro classification generally reflects expected or committed annualized spend with Angi of at least $50,000, together with other account-management considerations. Revenue components not recorded by customer category are allocated based on the relative share of directly attributable gross Lead revenue generated by each customer category for the applicable period. This measure currently includes only Pros participating through the Company's pay-per-lead offering.

Beginning in Q3 2026, the Company no longer presents this measure together with National Partnerships, which are broader commercial relationships between Angi and franchisors, trade associations or other Pro networks through which their franchisees, members or affiliated Pros participate on Angi’s platform. Management now reviews National Partnerships together with its small-and-medium-sized business Pros.

Revenue per Lead – U.S. Revenue (unless noted otherwise) divided by Leads.

Acquired Pros – new Pros onboarded onto the Angi platform and eligible to receive Leads in the period.

Average Monthly Active Pros – the average number of Pros per month that (i) received Leads, (ii) were presented on a Service Request where they agreed to receive a Lead if selected, (iii) requested to be connected to a consumer on a Service Request, or (iv) accepted an offer to complete a pre-priced Service Request.

ANGI Group Senior Notes – on August 20, 2020, ANGI Group, LLC (“ANGI Group”), a direct wholly-owned subsidiary of the Company, issued $500.0 million of its 3.875% Senior Notes due August 15, 2028, with interest payable February 15 and August 15 of each year.

Revolving Facility – a senior secured revolving facility of ANGI Group in an aggregate principal amount of $175.0 million, including a letter of credit sublimit of up to $25.0 million.

Average Monthly Churn – the average of the monthly churn rates during the period, calculated as (Active Pros in the current month that were acquired in prior months divided by Active Pros in the prior month) - 1.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, November 4, 2026, may contain "forward‑looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "may," "will," "should," "could," "intend," "target," "project," "continue," "anticipate," "estimate," "expect," "plan," "believe," "opportunity" and "potential" among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of the Company and its businesses, the Company's plans and expectations concerning debt instruments, business prospects and strategy, the timing, development, and expected outcome of strategic and product initiatives, including Angi Pro Chief Revenue Officer and LLM integrations, use of AI within our internal operations, future capital allocation strategy, anticipated trends and prospects in the home services industry, anticipated restructuring charges, timing and savings and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the continued migration of the home services market online, (ii) our ability to market our various products and services in a successful and cost-effective manner, (iii) the continued prominence of the display of links to websites offering our products and services in search results, (iv) our ability to expand our pre-priced offerings, while balancing the overall mix of Service Requests and directory services on Angi Inc. platforms, (v) our ability to establish and maintain relationships with quality and trustworthy Pros, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to access, share, use and protect the personal data of consumers, (viii) our continued ability to communicate with consumers and Pros via e-mail (or other sufficient means), (ix) our ability to continue to generate Leads for Pros given changing requirements applicable to certain communications with consumers, (x) any challenge to the contractor classification or employment status of our Pros, (xi) our ability to compete, (xii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (xiii) our ability to maintain and/or enhance our various brands, (xiv) our ability to protect our systems, technology, and infrastructure from cyberattacks (including cyberattacks experienced by third parties with whom we do business), (xv) the occurrence of data security breaches and/or fraud, (xvi) increased liabilities and costs related to the processing, storage, use, and disclosure of personal and confidential user information, (xvii) the integrity, quality, efficiency, and scalability of our systems, technology, and infrastructures (and those of third parties with whom we do business), (xviii) changes in key personnel and any resulting changes to our business strategy (xix) our development and use of AI and machine learning technologies and the related legal and regulatory developments, (xx) various risks related to our relationship with IAC following the spin-off, (xxi) our ability to generate sufficient cash to service our indebtedness, (xxii) the impact of our current and future indebtedness on our ability to obtain additional financing and pursue other business opportunities, (xxiii) potential impairments of our goodwill and indefinite-lived intangible assets, (xxiv) the impact of our credit rating downgrades on our financing costs, liquidity and ability to refinance our debt and (xxv) certain risks related to ownership of our Class A common stock. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission (the "SEC"), including the most recent Annual Report on Form 10-K filed with the SEC on February 20, 2026, and subsequent reports that Angi Inc. files with the SEC. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition, and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About Angi Inc.

Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home service professionals grow their businesses. Founded in 1995, Angi connects homeowners with skilled local professionals, from plumbers and electricians to remodelers and landscapers, and provides tools for researching costs, planning projects and hiring with confidence. Homeowners have turned to Angi and its vast network of skilled home pros for help with more than 300 million projects.

Contact Us

Angi Inc. Investor Relations
(720) 282-1958
ir@angi.com

Angi Inc. Corporate Communications
(303) 963-8352

Angi Inc.
3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com